Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mellon Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the Mellon 401(k) Retirement Savings Plan of our reports dated February 23, 2006 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Mellon Financial Corporation and subsidiaries, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Mellon Financial Corporation. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2006 with respect to the statements of net assets available for benefits of Mellon 401(k) Retirement Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets held at end of year as of December 31, 2005 and schedules of reportable transactions for the year ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Mellon 401(k) Retirement Savings Plan.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

August 11, 2006